Exhibit 99.1

Coeur d’Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d’Alene, ID 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213

Press Release

COEUR REPORTS IMPROVED FIRST QUARTER RESULTS
– New Endeavor acquisition to immediately add to silver production, net income and cash flow –
– Aggressive exploration drilling in expanded 2005 program –

COEUR D’ALENE, Idaho – May 9, 2005 Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM), the world’s largest primary silver producer and a growing gold producer, today reported financial results for the first quarter 2005.

First Quarter Highlights

•	Income of $0.5 million before income tax provision and non-recurring item. Net loss of $1.8 million.
•	Silver production of 2,884,646 ounces.
•	Gold production of 29,423 ounces.
•	Consolidated cash costs of $4.77 per ounce of silver produced during the first quarter, expected to average approximately $3.90 for the full-year 2005.
•	April 2005 acquisition of Endeavor mine (Australia) silver production and reserves, expected to immediately increase silver production, income and operating cash flow.
•	Strong cash, cash equivalents and short-term investments of $314.2 million at March 31, 2005.

2005 Outlook

•	Full year expected silver production of 13.5 million ounces.
•	Full year expected gold production of 130,000 ounces.
•	Estimated consolidated cash operating costs of $3.90 per ounce of silver for full year.
•	Expanded exploration program expected to deliver additional reserves and resources in 2005.

“Coeur continued to focus on its internal and external growth initiatives during the first quarter of 2005. Despite a heavy investment in exploration and pre-development expenses totaling $5.5 million, we delivered income of $0.5 million before income taxes and a one-time charge for litigation settlement. We remain committed to improving the performance of our North American operations, adding reserves and resources through aggressive development at our South American operations, and continuing to develop our major San Bartolome and Kensington mines,” said Dennis E. Wheeler, Chairman, President and Chief Executive Officer of Coeur.

“In April, we announced the acquisition of the silver contained at the Endeavor mine in Australia. This acquisition, which represents a re-entry for us in mineral-rich Australia, will increase Company-wide silver production by 10% and reserves by 12%, as well as providing additional leverage to silver prices for our shareholders,” Mr. Wheeler added. “The majority of the Company’s $314 million of cash, cash equivalents, and short term investments is earmarked to develop our two major projects, both of which advanced during the first quarter. Construction is in the early stages at San Bartolome and permitting is near completion at Kensington, where we have a July 1 target date to begin construction. By 2006, these major projects are expected to life silver and gold production 66% and 77%, respectively, over current levels.

“Meanwhile, we expect to achieve further efficiencies at our operating properties, in North America in particular, as the year progresses, with full year cash costs expected to be $3.90 per ounce of silver produced, while continuing to strategically exploit our vast exploration potential near Coeur’s existing low-cost operations. The Company’s investment in exploration has increased 250% over the past three years to a budget of $13.4 million in 2005, which is already generating positive results. We expect these efforts, combined with the strong silver and gold markets, to further extend Coeur’s dominance as the leading primary silver producer.” Mr. Wheeler said.

Financial Summary

Coeur d’Alene Mines Corporation reported first quarter 2005 revenues of $38.1 million, an increase of 31% compared to revenue of $29.0 million in the first quarter of 2004. Company-wide production was 2,884,646 ounces of silver and 29,423 ounces of gold in the first quarter, compared to 3,435,091 ounces of silver and 22,011 ounces of gold in the same period last year. The 34% increase in first quarter gold production was due to higher production from both the Rochester and Cerro Bayo operations. The decreased silver production was due to lower production at Rochester, as anticipated in the mine plan, and lower than expected mined grade at Silver Valley which is expected to improve in the remainder of 2005.

For the first quarter of 2005, the Company reported a net loss of $1.8 million, or $0.01 per share, compared to a net loss of $1.7 million, or $0.01 per share, for the same period in the prior year. During the quarter, the Company recorded a one-time non-recurring provision to settle outstanding litigation of $1.6 million. In addition, the first quarter included 60% higher exploration expense of $3.1 million, part of Coeur’s expanded exploration program, and $2.4 million was invested in pre-development activities at Kensington. Operating income before these items was $5.3 million. During the first quarter of 2005, the Company also spent $0.9 million in connection with the Sarbanes-Oxley compliance program. During the first quarter, the Company recorded sales totaling 3,265,000 ounces of silver and 35,000 ounces of gold. For the first quarter, Coeur realized an average silver price of $6.85 per ounce, compared to an average silver price of $6.94 per ounce during last year’s first quarter. For its gold sales, Coeur realized an average price of $424 per ounce during the first quarter of 2005 compared to an average gold price of $392 per ounce during the same period last year.

The Company’s balance sheet remained very strong in the first quarter, with cash, cash equivalents and short-term investments of $314.2 million at March 31, 2005.

For the full year 2005, the Company expects to produce 13.5 million ounces of silver and 130,000 ounces of gold at an average cash operating cost of $3.90 per ounce of silver.

Coeur does not currently have any of its silver or gold production hedged.

New Australian acquisition builds on Company silver production, reserves and cash flow

Endeavor mine (Australia)

In April, 2005, Coeur acquired the entire estimated silver reserves and production of the Endeavor mine in Australia for $38.5 million, payable in two payments. Endeavor is expected to have an immediate positive impact on the Coeur’s production, income and operating cash flow beginning in the second quarter.

The Endeavor mine, which is owned and operated by CBH Resources Ltd. of Australia, produces approximately 1.3 million silver ounces per year. Total proven and probable silver reserves measure 24.0 million ounces(1), representing a 12% increase in Coeur’s total silver reserves over the Company’s year-end 2004 levels. In addition, under the terms of the agreement, Coeur is entitled to receive a maximum of 17.7 million payable ounces from the current contained resource at the Endeavor mine.

For ongoing silver production until April 2007, Coeur will pay a cash operating cost of $1.00 per ounce. Thereafter, Coeur will pay a further increment equal to 50% of the amount by which the silver price exceeds $5.23 per ounce. Expected production to Coeur for the remainder of 2005 is approximately 900,000 ounces, with full-year production levels of 1.3 million beginning in 2006, which would translate to an estimated $6.2 million of operating cash flow at current silver price levels.

Coeur will also participate in results of new exploration at Endeavor, which is considered to have excellent potential for new silver. In addition to existing reserves, the mine currently has measured and indicated mineral resources of approximately 8.2 million ounces of silver, and inferred mineral resources containing approximately 0.5 million silver ounces(1). Coeur will pay a cost contribution of an additional $0.25 per ounce for new ounces of proven and probable silver reserves as they are discovered.

The Endeavor mine is a lead/zinc/silver mine located in New South Wales and first commenced production in 1983. CBH Resources Ltd. is one of Australia’s leading zinc and lead producers.

South American Operations – Very low cash operating costs at Cerro Bayo/Exploration successes at Martha.

Cerro Bayo (Chile)

•	First quarter production of 659,293 ounces of silver and 14,868 ounces of gold.
•	Cash costs of minus ($0.15) per ounce of silver, giving effect to the gold by-product credit as a reduction of operating costs.

•	Completion of approximately 69,000 feet of drilling in the quarter as part of the accelerated 2005 exploration program.

For the full year 2005, Cerro Bayo is expected to produce approximately 3.0 million ounces of silver and 56,500 ounces of gold at an estimated average cash cost of approximately $1.01 per ounce of silver.

The Company’s exploration program, near existing infrastructure at Cerro Bayo, continued at an accelerated level in the first quarter from last year’s rate. Drilling continued at a high pace with five drills operating. The full-year 2005 exploration budget at Cerro Bayo is $3.9 million, and is focused on extensions of existing vein systems and the discovery of new systems. The near-term target is to define reserves sufficient to support at least three years of future production. The exploration potential to discover additional high-grade veins within the entire Cerro Bayo trend, which is 2.5 miles east–west by 6 miles north-south, is considered to be excellent(2).

Martha (Argentina)

•	First quarter production of 379,060 ounces of silver and 471 ounces of gold.
•	Cash costs of $5.07 per ounce of silver in the first quarter, 2005.
•	Completion of 28,600 feet of drilling in the quarter of the accelerated 2005 exploration program.
•	Expected full year production of 1.8 million ounces of silver and 1,760 ounces of gold at a cash operating cost of $4.16 per ounce of silver.

Martha in the first quarter produced 379,060 ounces of silver compared to 421,271 in last year’s comparable period. Mining continued in the R4 Deep and Martha Deep areas, while accelerated exploration drilling continued to define additional tonnage and the high-grade potential of the Martha area, where reserve levels tripled based on the 2004 exploration program.

Encouraging drilling results were obtained during the quarter, especially at the R4 Deep, which remains open at depth, and the Francisca, Catalina and Martha Norte veins. Drilling and development will continue on these veins and other targets during the year.

The 2005 exploration budget at Martha is $2.7 million, an increase of 17% over last year, with a near term target of building reserves to support to a minimum of three-years production.

In addition, Coeur believes there is excellent potential to discover additional silver resources on prospects within the 530 square miles the Company controls in the Santa Cruz province(2).

North American Operations – higher production/lower costs expected through 2005

Rochester Mine (Nevada)

•	1,135,997 ounces of silver and 13,992 ounces of gold produced during the first quarter.
•	Cash costs of $6.30 per ounce of silver during the first quarter, expected to decline to approximately $5.55 per ounce for the full year.
•	Anticipated full year production of approximately 4.0 million ounces of silver and 72,500 ounces of gold.

In the first quarter, Rochester produced 1,135,997 ounces of silver and 13,992 ounces of gold, a 22% increase in gold production from last year’s first quarter and 13% below the quarterly silver production of a year ago, which were expected in the long-range mine plan. First quarter cash costs were impacted early in the year due to weather-related issues and slower than expected gold production. During the rest of 2005, cash cost per ounce of silver is expected to decrease as higher gold ores now on the pad lead are recovered.

In 2005, Rochester expects to produce approximately 72,500 ounces of gold and 4.0 million ounces of silver at an average cash cost of approximately $5.55 per ounce.

Coeur Silver Valley – Galena Mine (Idaho)

•	First quarter production –710,296 ounces of silver.
•	Cash costs of $6.73 per ounce, expected to decline to $5.20 per ounce for the full year.
•	Positive first quarter results from expanded exploration drilling and development program.
•	Full-year production expected of 3.6 million ounces.
•	Exploration drilling of over 19,200 feet in the quarter.

Mining continued on the Upper Silver Vein and on the 5500 down ramp area in the 72 Vein, which has shown improved grades at depth. Cash costs are projected to be significantly lower during the remainder of the year, averaging an expected $5.20 for 2005.

Aggressive exploration drilling continues at Silver Valley, primarily in the West Caladay area, where early results indicated the potential to bring that area into production by year-end.

During 2005, Coeur Silver Valley is expected to produce 3.6 million ounces of silver. Sucessful exploration and development work is targeted to increase production levels to five to seven million ounces per year, with lower cash operating costs(2).

Development Projects progressing toward 2006 startups

San Bartolome (Bolivia)

Construction activities continued at San Bartolome in the first quarter, with a targeted production start-up in 2006. Focus in the recent first quarter was on advancing engineering and procurement activities. Coeur has completed assembling its mine management team, headed by Americo Villafuerte in Potosi, Bolivia. An international construction and engineering team has also been assembled for construction of the mine and processing facilities. Local personnel from the historically mining-rich region of Potosi will be utilized during both construction and operation.

During the first quarter of 2005, the Company capitalized $1.9 million in connection with construction activities at San Bartolome. Construction is currently expected to cost approximately $135 million, with production startup in 2006. Optimization is ongoing to lower capital expenditures and operating costs.

Initial average annual production of eight million ounces of silver is expected from San Bartolome during the first five years of production at an anticipated cash operating cost of $3.50 per ounce, designed to generate significant cash flow for the Company. The mine has an initial estimated mine life of 15 years.

Kensington (Alaska)

Construction of the major Kensington gold project is expected to begin early in the third quarter. Initial mine production of 100,000 ounces per year is anticipated to begin in late 2006.

During the first quarter of this year, the U.S. Forest Service, as the lead agency, affirmed it’s previously issued Final Supplemental Environmental Impact Statement (FSEIS) and Record of Decision (ROD) which supports Coeur’s operating and development plan for the project. During the same time, the National Marine Fisheries Service (NMFS) issued its biological opinion which concluded the project will not jeopardize any species listed as endangered or threatened. The State of Alaska, Department of Natural Resources announced that is has completed coordination of the State’s review of the proposed Kensington Mine for consistency with the Alaska Coastal Management Program (“ACMP”) and has determined that the project is consistent with the ACMP. The few remaining federal and state permits are expected by the end of the second quarter.

Direct construction cost at Kensington is estimated at $91.5 million, with annualized cash operating cost of $220 per ounce of gold.

2005 Outlook

For the full year 2005, the Company expects to produce approximately 13.5 million ounces of silver and 130,000 ounces of gold. Consolidated cash costs of silver production (net of gold by-product credits) are expected to average approximately $3.90 per ounce of silver. The company anticipates spending $13.7 million in sustaining capital during 2005.

Coeur d’Alene Mines Corporation is the world’s largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Australia, Chile and Bolivia.

(1) Donald Earnest, PG, Independent Consultant to Coeur, is the qualified person responsible for the preparation of the scientific and technical information related to the Endeavor mine, which is included in this press release. Mr. Earnest has reviewed the available data and procedures and believes the calculation of the Endeavor mine reserves and resources was conducted in a professional and competent manner.

(2) Donald J. Birak, Coeur’s Senior Vice President of Exploration is the qualified person responsible for the preparation of the scientific and technical information in this press release related to Cerro Bayo, Martha, Rochester, Silver Valley, San Bartolome and Kensington. Mr. Birak has reviewed the available data and procedures and believes the calculation of resources and reserves in connection with these properties was conducted in a professional and competent manner.

Technical reports for above-mentioned properties are filed on SEDAR at www.sedar.com.

COEUR D’ALENE MINES CORPORATION
PRODUCTION STATISTICS

	Three Months Ended March 31,
	2005	2004
ROCHESTER MINE
Silver ozs.	1,135,997	1,310,295
Gold ozs.	13,992	11,475
Cash Costs per oz./silver	$6.30	$5.58
Full Costs per oz./silver	$8.53	$7.21
GALENA MINE
Silver ozs.	710,296	906,980
Gold ozs.	92	101
Cash Costs per oz./silver	$6.73	$4.93
Full Costs per oz./silver	$7.45	$5.44
CERRO BAYO(A)(B)
Silver ozs.	659,293	796,545
Gold ozs.	14,868	9,957
Cash Costs per oz./silver	$(0.15)	$1.52
Full Costs per oz./silver	$1.78	$3.59
MARTHA MINE(B)
Silver ozs	379,060	421,271
Gold ozs	471	579
Cash Costs per oz./silver	$5.07	$3.81
Full Costs per oz./silver	$5.51	$4.80
CONSOLIDATED PRODUCTION TOTALS
Silver ozs.	2,884,646	3,435,091
Gold ozs.	29,423	22,011
Cash costs per oz./Silver	$4.77	$4.25
Full Costs per oz./Silver	$6.32	$5.61
CONSOLIDATED SALES TOTALS
Silver ozs. sold	3,265,000	3,293,000
Gold ozs. sold	35,000	20,000
Realized price per silver oz.	$6.85	$6.94
Realized price per gold oz.	$424	$392

(A) The negative cash cost per ounce of silver is the result of the gold by-product credit as a reduction of operating costs.
(B) During the first quarter of 2005, the Company has segregated operating statistics to conform to current year presentation.

        Note: “Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce produced as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis. By calculating the cash costs from each of the Company’s mines on the same unit basis, management can easily determine the gross margin that each ounce of gold and silver produced is generating.

        “Cash Costs” are costs directly related to the physical activities of producing silver and gold and include mining, processing and other plant costs, deferred mining adjustments, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals (primarily gold and copper) are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

        Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under “Costs and Expenses” set forth below:

The following tables present a reconciliation between cash costs per ounce and GAAP production costs reported in the Statement of Operations:

THREE MONTHS ENDED MARCH 31, 2005

	Rochester	Silver Valley	Cerro Bayo	Martha	Total
Production of Silver (ounces)	1,135,997	710,296	659,293	379,060	2,884,646
Cash Costs per ounce	$6.30	$6.73	$(0.15)	$5.07	$4.77

Total Cash Costs (thousands)	$7,153	$4,782	$(98)	$1,921	$13,758
Add/(Subtract):
Third Party Smelting Costs	(210)	(1,206)	(1,008)	(222)	(2,646)
By-Product Credit	5,991	938	6,348	201	13,478
Deferred Stripping and other adjustments	(100)	--	--	--	(100)
Change in Inventory	(2,932)	(697)	673	(275)	(3,231)

Production Costs	$9,902	$3,817	$5,915	$1,625	$21,259

THREE MONTHS ENDED MARCH 31, 2004

	Rochester	Silver Valley	Cerro Bayo	Martha	Total
Production of Silver (ounces)	1,310,295	906,980	796,545	421,271	3,435,091
Cash Costs per ounce	$5.58	$4.93	$1.52	$3.81	$4.25

Total Cash Costs (thousands)	$7,317	$4,468	$1,208	$1,603	$14,596
Add/(Subtract):
Third Party Smelting Costs	(232)	(1,279)	(757)	(448)	(2,716)
By-Product Credit	4,688	793	4,071	237	9,789
Deferred Stripping and other adjustment	(101)	--	--	--	(101)
Change in Inventory	(3,895)	1,260	(1,644)	(339)	(4,618)

Production Costs	$7,777	$5,242	$2,878	$1,053	$16,950

CONSOLIDATED BALANCE SHEETS
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS	(In Thousands)
CURRENT ASSETS
Cash and cash equivalents	$261,276	$273,079
Short-term investments	52,920	48,993
Receivables	12,199	10,634
Ore on leach pad	14,137	15,046
Metal and other inventory	17,131	17,639
Deferred tax assets	1,824	2,592
Prepaid expenses and other	3,450	3,727

	362,937	371,710
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	85,931	85,070
Less accumulated depreciation	(55,869)	(54,154)

	30,062	30,916
MINING PROPERTIES
Operational mining properties	122,641	121,344
Less accumulated depletion	(102,484)	(100,079)

	20,157	21,265
Mineral interests	20,125	20,125
Non-producing and development properties	27,936	26,071

	68,218	67,461
OTHER ASSETS
Non-current ore on leach pad	33,511	28,740
Restricted cash and cash equivalents	11,145	10,847
Debt issuance costs, net	5,681	5,757
Deferred tax assets	1,900	1,811
Other	8,274	8,535

	60,511	55,690

TOTAL ASSETS	$521,728	$525,777

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2005	December 31, 2004
	(In Thousands)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$7,144	$8,389
Accrued liabilities and other	7,134	5,192
Accrued interest payable	473	1,035
Accrued salaries and wages	3,863	6,379
Current portion of remediation costs	802	1,041
Current portion of capital lease obligations	83	114

	19,499	22,150
LONG-TERM LIABILITIES
1 1/4% Convertible Senior Notes due January 2024	180,000	180,000
Reclamation and mine closure	24,089	23,670
Other long-term liabilities	6,625	6,503

	210,714	210,173
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Common Stock, par value $1.00 per share-authorized 500,000,000 shares, issued 241,074,417 and 241,028,303 shares in 2005 and 2004
(1,059,211 shares held in treasury)	241,074	241,028
Additional paid-in capital	629,595	629,809
Accumulated deficit	(563,678)	(561,908)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive loss	(2,286)	(2,285)

	291,515	293,454

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$521,728	$525,777

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
(Unaudited)

	Three Months ended March 31,
	2005	2004
	(In Thousands, except per share data)
REVENUES
Sales of metal	$36,207	$29,650
Interest and other	1,941	(647)

Total revenues	38,148	29,003
COSTS AND EXPENSES
Production	21,259	16,950
Depreciation and depletion	4,661	4,846
Administrative and general	5,526	3,608
Exploration	3,118	1,944
Pre-development	2,369	1,614
Interest	570	938
Litigation settlement	1,600	--
Other holding costs	136	756

Total cost and expenses	39,239	30,656

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES
	(1,091)	(1,653)
Income tax provision	(679)	--

NET LOSS	(1,770)	(1,653)
Other comprehensive loss	(1)	(208)

COMPREHENSIVE LOSS	(1,771)	$(1,861)

BASIC AND DILUTED LOSS PER SHARE:
Net loss	$(0.01)	$(0.01)

Weighted average number of shares of common stock (000's)	$239,985	$213,142

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2004 and 2003
(Unaudited)

	Three Months ended March 31,
	2005	2004
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,770)	$(1,653)
Add (deduct) non-cash items:
Depreciation and depletion	4,661	4,846
Deferred taxes	679	--
Unrealized gain on embedded derivative	(626)	(1,127)
Amortization of premium/discount	313	385
Amortization of restricted stock compensation	423	567
Amortization of debt issuance costs	76	181
Other charges	(2)	229
Changes in Operating Assets and Liabilities:
Receivables	(1,564)	(3,435)
Prepaid and other current assets	882	436
Inventories	(3,353)	(4,650)
Accounts payable and accrued liabilities	(2,182)	(3,854)

CASH USED IN OPERATING ACTIVITIES	(2,463)	(8,075)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(10,546)	(52,107)
Proceeds from sales of short-term investments	6,015	9,590
Capital expenditures	(4,177)	(1,480)
Other	17	215

CASH USED IN INVESTING ACTIVITIES	(8,691)	(43,782)
CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of Long Term Debt	--	(9,561)
Debt issuance costs	--	(6,097)
Proceeds from issuance of subordinated notes	--	180,000
Bank borrowings on working capital facility	--	6,056
Payments to bank on working capital facility	--	(5,696)
Common stock repurchase	(569)	(793)
Retirement of building loan	--	(1,200)
Other	(80)	45

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:	(649)	162,754

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
	(11,803)	110,897
Cash and cash equivalents at beginning of period	273,079	62,417

Cash and cash equivalents at end of period	$261,276	$173,314

The Company’s first quarter earnings conference call and web cast will be held on May 9, 2005 beginning at 1:00 p.m. Eastern time. To participate:

Dial-In Number:	(877) 209-0397 (US and Canada) (612) 332-1025 (International)

Host:	Dennis E. Wheeler

The conference call will also be simultaneously carried on our web site at www.coeur.com under Investor Relations/Presentations and will be archived for a limited time.

Investor Contact

Tony Ebersole
Director of Investor Relations
Telephone: (800) 523-1535
Email: tebersole@coeur.com

Cautionary Statement

This document contains numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the Company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.